Exhibit 99.1

ENDEAVOR ACQUISITION CORP. AND AMERICAN APPAREL, INC. CONFIRM

SPECIAL MEETING OF ENDEAVOR STOCKHOLDERS ON DECEMBER 12, 2007

Endeavor and American Apparel expect to

consummate acquisition promptly after meeting

Endeavor Acquisition Corp. and American Apparel, Inc. confirm that the special meeting of the stockholders of Endeavor to vote on the proposed acquisition of American Apparel, Inc. and affiliated companies will be held at 10:00 a.m. on Wednesday, December 12, 2007. If the transaction is approved by Endeavor’s stockholders, Endeavor and American Apparel plan to complete the acquisition and related transactions promptly following the meeting.

In connection with the closing of the acquisition, Endeavor will issue approximately 37.3 million shares to one of American Apparel’s stockholders, Dov Charney, and pay cash of approximately $67.9 million to the other stockholder. Approximately 8 million Endeavor shares issued in the transaction will be placed in escrow as a fund for any indemnification rights Endeavor may have in connection with the transaction. $2.5 million aggregate amount of cash bonuses also will be paid to certain current American Apparel employees. American Apparel also will repay certain insider loans as described in the definitive proxy statement, dated November 28, 2007. Immediately prior to closing, American Apparel will distribute an aggregate of approximately $15.8 million to American Apparel, Inc.’s existing stockholders in connection with their personal income tax responsibilities for 2006 and for 2007 through the date of closing. In the notes to the pro forma financial information contained in the definitive proxy statement, the company stated that, as of September 30, 2007, the amount owed for such distribution was $3.917 million. When this amount was recalculated under the applicable terms of the acquisition agreement, it was determined to be $13.5 million as of September 30, 2007, which amount is included in the aforementioned $15.8 million aggregate distribution. In addition, such $15.8 million aggregate distribution includes amounts to be distributed with respect to income earned after September 30, 2007.

As previously noted in the definitive proxy statement, from time to time American Apparel has failed to meet certain provisions of its credit facility agreements and term loan agreement. American Apparel is seeking the consent of its lenders to the amended terms of the acquisition transaction with Endeavor, as noted in the definitive proxy statement, and also may be required to obtain a waiver for any technical defaults resulting from American Apparel’s recent execution of an agreement to purchase certain production assets in an immaterial transaction and from any other action taken in connection with the closing of the transaction. American Apparel has historically been able to obtain necessary waivers and modifications and expects to receive them for these events, however, it may not be able to obtain them prior to the closing of the business combination. If American Apparel is unable to receive any necessary waivers or consents, additional fees could be assessed against American Apparel or the payment of its outstanding debt could be accelerated, which could adversely affect the ability of American Apparel to continue operations. If this should occur, the substantial majority of American Apparel’s long term indebtedness would be recharacterized as short-term indebtedness to reflect the acceleration of such debt.

Disclaimer

This communication is being issued in respect of the proposed acquisition of American Apparel and related companies. Endeavor has filed a definitive proxy statement with the United States Securities and Exchange Commission (the “SEC”) relating to the proposed action, a copy of which has been mailed to Endeavor’s stockholders. BEFORE MAKING ANY VOTING DECISION, ENDEAVOR’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY ENDEAVOR WITH THE SEC REGARDING THE ACQUISITION CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Endeavor’s stockholders may obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Endeavor’s stockholders may obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC, including Endeavor’s final prospectus for its initial public offering, by directing a request by mail or telephone to Endeavor Acquisition Corp., 590 Madison Avenue, 21st floor, New York, New York, 212-683-5350.

About American Apparel

American Apparel is a vertically-integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of October 31, 2007, American Apparel employed over 6,000 people and operated 166 retail stores in 13 countries, including the United States, Canada, Mexico, England, Germany, France, Italy, the Netherlands, Sweden, Switzerland, Israel, Japan and South Korea. American Apparel also operates a leading wholesale business that supplies t-shirts and other casual wear to distributors and screen printers. In addition to its retail stores and wholesale operations, American Apparel operates an online retail e-commerce website.

About Endeavor Acquisition Corp.

Endeavor Acquisition Corp. (AMEX: EDA) (AMEX: EDA-WT) (AMEX: EDA-U) is a specified purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or similar business combination with an entity that has an operating business.

Forward Looking Statements

This press release, and other statements that Endeavor or American Apparel may make, including statements about the proposed acquisition of American Apparel, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Endeavor’s and American Apparel’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Endeavor cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Endeavor assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Endeavor’s filings with the SEC and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance, including factors arising after consummation of the acquisition of American Apparel: (i) inability to continue to increase same store sales, (ii) failure to open and operate additional retail stores in desirable locations on a cost-efficient basis (iii) inability to anticipate and respond to consumer fashion trends and demand as they arise, (iv) increases in prices of the raw materials used in the manufacture of apparel goods, (v) failure to maintain satisfactory labor relations, (vi) inability to creatively and effectively promote the American Apparel brand, (vii) failure to hire and retain talented personnel and (viii) inability to effectively manage and replace as needed credit lines and other sources of financing.

Contact:

Joe Teklits/Jean Fontana

ICR

203-682-8200